INVESTMENT AGREEMENT

This Investment Agreement (this "Agreement") is entered into as of the date of the last signature below (the "Effective Date") by Tianxing Wang ("Party A"), Ark7 Inc., a Delaware corporation ("Party B"), and VCI Energy Inc. ("VCI"), which joins with respect to the obligations expressly applicable to it.

Party A is pursuing the initial 10 MW data center development known as Project Soperton at 926 Commerce Drive, Soperton, Georgia, including the site, utility, development and infrastructure rights attributable to that initial 10 MW development (the "Project"). The Project does not include any subsequent phase, expansion, additional capacity, adjacent development or other future project, including any contemplated Phase II development. Party A shall form a separate limited liability company controlled by him to own and operate the Project (the "Project Company"). Party B intends to establish a new Delaware series limited liability company with a series dedicated to the Project (the "Ark7 Series"). VCI has pursued the site and utility arrangements for the Project. The signatories agree as follows:

1. Project entities and binding effect

1.1 Party A shall form and control a separate Project Company, and Party B shall form the Ark7 Series. Before the first investment closing, Party A shall own and control the Project Company, subject thereafter to the equity issued to the Ark7 Series under Section 2 and any other equity expressly permitted by this Agreement. The Project Company will own and operate the Phase I Project, and the Ark7 Series will subscribe for and hold the equity interest described below. Before the first closing, Party A and VCI shall cause the Phase I Project rights under their respective control to be contributed or assigned to the Project Company, subject to required third-party consents. Neither party may substitute a different project without the other party's written consent. A transfer to an affiliate is permitted only in accordance with Section 8.1.

1.2 This Agreement binds Party A, Party B and VCI upon signature. Party A and Party B shall cause their respective entities, promptly after formation and before the first investment closing, to assume the obligations applicable to them under this Agreement. Party A remains responsible for causing the Project Company to perform, and Party B remains responsible for causing the Ark7 Series to perform, except that neither Party B nor the Ark7 Series is obligated to raise or contribute any minimum capital. VCI is directly bound by its obligations under Sections 1.1, 1.4, 2.3, 6.2 and 8, and by the enforcement provisions of Section 7.2 as to those obligations. An assumption does not release any original signatory unless the other affected signatories agree in writing.

1.3 Before the first closing, Party A shall cause all members and managers of the Project Company to execute an operating agreement that gives the Ark7 Series the rights in Sections 2 through 7, as limited by the Phase I scope of this Agreement. No investment closing is required unless those documents, the Project Company capitalization table, an approved initial budget, necessary lender consents and the required bank resolutions are in place in form reasonably satisfactory to Party B.

1.4 VCI submitted the letter of intent for the Phase I Project site as proposed buyer, with the ability to designate an affiliate, and is the addressee of the related utility correspondence. VCI shall disclose to Party B all material Phase I Project site, utility and development agreements and correspondence in its possession or control. Without Party B's prior written consent, neither Party A nor VCI shall transfer to an unaffiliated third party, relinquish or materially amend any material Phase I Project right under its control, except for liens or security interests arising from financing permitted under Section 5.3. Before the first investment closing, Party A and VCI shall cause the Project Company to become the direct holder of the Phase I Project rights, to the extent transferable and subject to required third-party consents. VCI shall use commercially reasonable efforts to obtain any required consent. For any Phase I Project right that cannot be transferred, the signatories shall agree on an enforceable arrangement giving the Project Company its economic and operational benefit, in form reasonably satisfactory to Party B. No investment closing is required until Party B is reasonably satisfied with the Project Company's documented rights. VCI may place a Phase I Project right with a Party A-controlled affiliate only under Section 8.1 and only if the Project Company's rights and Party B's protections are preserved.

2. Investment and exclusivity

2.1 The Ark7 Series may invest up to $20,280,000 in cash equity in the Project Company. If it funds that full amount, it shall own 26% of the Project Company on a fully diluted basis immediately after that closing. After each partial closing, its fully diluted ownership percentage shall equal 26% multiplied by its cumulative cash equity contributions divided by $20,280,000. Fully diluted ownership includes interests issuable under all then-outstanding options, warrants, convertible instruments and similar rights. The Project Company shall issue the interests needed to give effect to this formula. Each funded closing shall be recorded in a confirmation signed by the Project Company and the Ark7 Series. No amount counts until cleared funds are received.

2.2 The investment is subject to Party B's satisfactory diligence, definitive entity and subscription documents, necessary third-party approvals, and Party B's determination that its proposed capital raising and investment may proceed under applicable law. Neither Party B nor the Ark7 Series guarantees completion of a financing or is obligated to fund a minimum amount.

2.3 For 12 months after the Effective Date (the "Exclusivity Period"), Party B has the exclusive opportunity to provide or source the external equity financing contemplated by Section 2.1. Without Party B's prior written consent, neither Party A nor VCI shall, and Party A shall cause the Project Company not to, directly or through another person solicit, negotiate, accept or issue equity capital from a third party for that financing, except as expressly provided below. Existing ownership and additional capital from Party A's own funds or those of his controlled affiliates are excluded if disclosed to Party B in advance and if they do not circumvent this Section. Debt financing, equipment financing, customer deposits or prepayments, and other non-equity financing permitted under Section 5.3 do not violate this exclusivity. If the Ark7 Series does not provide or source sufficient equity by a date reasonably required under the approved Project budget and Project schedule, Party A shall first use commercially reasonable efforts to address the applicable funding shortfall through available permitted non-equity financing sources. If those sources are insufficient and Party A reasonably determines, based on the then-current Project schedule, that the remaining funding shortfall would delay a material Project milestone by more than 30 days, Party A may, after written notice to Party B and a reasonable opportunity for the Ark7 Series to satisfy the applicable funding requirement, obtain equity capital from one or more third parties solely to the extent reasonably necessary to avoid or mitigate that delay. Any such financing shall be structured so that Party A and his affiliates alone bear any resulting dilution. It shall not reduce the Ark7 Series' then-current fully diluted ownership percentage, the percentage to which it is entitled under Section 2.1 upon each subsequent contribution, or its economic, voting or governance rights. Before or concurrently with any such financing, the Project Company shall issue, without additional consideration, any interests necessary to preserve those percentages and rights. Third-party equity issued under this exception may not have rights senior to the Ark7 Series' rights without Party B's prior written consent. The parties may extend the Exclusivity Period in writing.

2.4 Except for equity issued under the funding-shortfall exception in Section 2.3 in compliance with its non-dilution and other protections, the Project Company may not issue interests senior to, or dilutive of, the Ark7 Series' interest without its prior written consent. The Ark7 Series has the right, but not the obligation, to participate pro rata in any later equity issuance on the same terms; provided that this participation right shall not delay a financing permitted under Section 2.3 if the Ark7 Series' ownership and other rights are preserved as required there.

3. Accounts and reporting

3.1 The Project Company shall maintain Project funds in its own bank accounts and provide the Ark7 Series monthly bank statements and a transaction ledger within 15 days after month-end, together with reasonable supporting records on request. Party A shall cause these obligations to apply from the first closing.

3.2 Upon cumulative cash equity contributions of $5,000,000, the Ark7 Series shall have continuing read-only bank access, if available, and the right to review all Project account activity and supporting records.

3.3 Upon cumulative cash equity contributions of $20,000,000, the Ark7 Series shall have contractual approval rights over material or extraordinary uses of Project funds outside the ordinary course, including unbudgeted expenditures or transfers outside the approved budget that, individually or in the aggregate, would cause aggregate annual expenditures to exceed the total approved annual operating and capital budget by more than 15%, material related-party payments not already contemplated by the approved budget, distributions to members, and material changes to bank signatories or payment-control procedures. Notwithstanding the foregoing, once the annual operating and capital budget has been approved, Party A and the Project Company may make ordinary-course payments and transfers within the approved budget without separate approval from the Ark7 Series. Party A and the Project Company may also make time-sensitive payments reasonably necessary to avoid a construction delay, default, service interruption, safety issue or other material harm to the Project, with prompt notice to the Ark7 Series where applicable.

3.4 These thresholds measure cumulative equity actually funded and are not reduced by later distributions. The read-only and reporting rights in this Section continue while the Ark7 Series holds any Project Company equity. The enhanced approval rights in Section 3.3 shall cease if the Ark7 Series transfers or disposes of substantially all of its Project Company equity, unless otherwise agreed in writing. Party A shall cause the Project Company to deliver quarterly operating reports, annual financial statements and reasonable access to its books and Project records.

4. Management and distributions

4.1 The Project Company shall operate under an annual operating and capital budget approved by the Ark7 Series. Once the annual budget has been approved, Party A, as managing sponsor, shall be responsible for day-to-day management and execution of the Project, and ordinary-course expenditures within the approved budget shall not require separate Ark7 Series approval. A departure from the approved budget shall be deemed material only if it would cause aggregate annual expenditures to exceed the total approved annual operating and capital budget by more than 15%, in which case the Ark7 Series' prior written consent is required, except for necessary emergency expenditures promptly reported to it. Material transactions with Party A, a manager or an affiliate shall be commercially reasonable and generally consistent with arm's-length market terms. Any such fee, contract or arrangement specifically disclosed in and contemplated by the approved budget shall be deemed approved and payments made in accordance with it shall not require separate approval. Any new or materially amended material related-party arrangement outside the approved budget requires the Ark7 Series' prior written consent.

4.2 The Ark7 Series may request in writing the timing and aggregate amount of distributions of Distributable Cash. Subject to Section 4.3, the Project Company shall accommodate such request so long as the requested distribution does not materially impair the Project Company's ability to operate in accordance with the approved annual budget, satisfy then-due operating and contractual obligations, make required debt service and tax payments, maintain appropriate working capital and reasonable Project reserves, or comply with applicable lender requirements. If those conditions are satisfied, the Project Company shall make the requested distribution within 10 business days, or on a later date specified in the request, and shall not make a distribution earlier than a later date requested by the Ark7 Series without its written consent. The Ark7 Series shall receive no less than its then-current percentage ownership share of each distribution.

4.3 "Distributable Cash" means cash legally available after then-due obligations, debt service and taxes, amounts reasonably required to operate in accordance with the approved budget, appropriate working capital, and reasonable reserves for documented near-term Project needs. Neither Party A nor the Project Company may inflate reserves, accelerate affiliate payments or incur discretionary expenses for the purpose of improperly reducing Distributable Cash. Distributions remain subject to applicable law and lender restrictions arising from financing permitted under Section 5.3. No restriction on distributions may be imposed for the purpose of circumventing the Ark7 Series' rights under this Section.

5. Reserved matters and change of control

5.1 Without the Ark7 Series' prior written consent, the Project Company may not amend its operating agreement in a manner materially adverse to the Ark7 Series; issue or agree to issue additional equity except to the Ark7 Series under Section 2 or as expressly permitted under the funding-shortfall exception in Section 2.3 subject to its non-dilution and other protections; merge or dissolve; materially change the nature, scope or intended use of the Project in a manner materially adverse to the Ark7 Series; sell substantially all Project assets; encumber substantially all Project assets other than pursuant to financing permitted under Section 5.3; or enter into a transaction that materially impairs the Ark7 Series' rights. Party A shall cause these restrictions to appear in the operating agreement.

5.2 Except for an internal reorganization or affiliate transfer permitted under Section 8.1 that does not change Party A's ultimate control of the Project Company, no direct or indirect transfer of interests that changes control of the Project Company, and no change in the right to appoint its manager, may occur without the Ark7 Series' prior written consent. Control means the power to direct management or more than 50% of voting interests. Party A shall cause every initial member to agree to this restriction in the operating agreement.

5.3 Without the Ark7 Series' prior written consent, the Project Company may not incur or refinance material debt other than financing disclosed before the first closing or Permitted Financing; enter into or amend a material related-party transaction not already approved under Section 4.1; or increase reserves or capital expenditures outside the approved budget beyond the 15% materiality threshold set forth in Section 4.1. "Permitted Financing" means senior construction or project debt, equipment financing, bridge or working-capital debt, and other non-equity financing reasonably necessary to fund the Project in accordance with the approved budget and Project schedule. Customer deposits and prepayments are also permitted funding sources. The Project Company may grant customary liens and security interests securing Permitted Financing without separate Ark7 Series approval.

6. Right of first refusal

6.1 Before accepting a bona fide third-party offer to purchase the Project or substantially all Project assets, Party A shall cause the Project Company to give the Ark7 Series a copy of the offer and written notice of all material terms (a "Sale Notice"). The Ark7 Series has 90 calendar days after receipt of a complete Sale Notice to elect in writing to purchase on those terms, directly or through an affiliate. Upon a timely election, Party A shall cause the Project Company to complete that sale, subject to customary definitive documents and required third-party consents. For the avoidance of doubt, this right of first refusal applies only to the Phase I 10 MW Project as defined in this Agreement.

6.2 If the Ark7 Series does not elect, the Project Company may sell to the identified third party within 180 days after the election period on terms no more favorable to that buyer. A material change or failure to close in that period requires a new Sale Notice and election period. Neither Party A, VCI nor the Project Company may use an indirect transfer to evade this Section or Section 5.2.

7. Term and enforcement

7.1 If no investment closes by the end of the Exclusivity Period, either Party A or Party B may terminate this Agreement on written notice. Once any investment closes, this Agreement continues while the Ark7 Series holds any interest in the Project Company and may not be terminated under this Section. Termination does not affect accrued rights or obligations or any Project Company equity validly issued for cash contributions received before termination.

7.2 The parties acknowledge that a breach of the exclusivity, governance, distribution or sale provisions may cause harm not readily remedied by damages. The nonbreaching party may seek specific performance or injunctive relief, in addition to other available remedies, subject to applicable law.

8. General

8.1 This Agreement is the entire agreement on its subject matter. An amendment or waiver must be in writing and signed by Party A and Party B, and by VCI if it changes VCI's obligations. Party A may form a Project-specific holding company, and VCI may change its corporate name or transfer a Phase I Project right to a Party A-controlled affiliate, only if the transferee assumes in writing the obligations applicable to it, Party A retains ultimate control, the Project Company receives the rights required by Section 1, and Party B's rights are not impaired. Neither Party A nor VCI is released from its obligations by such a transfer. Except for the foregoing, neither Party A nor VCI may assign this Agreement or transfer a Phase I Project right without Party B's written consent. Party B may assign its rights to the Ark7 Series or another Ark7-controlled entity that assumes its obligations, subject to applicable law and lender consent.

8.2 Notices shall be sent to the email addresses in the signature blocks and are effective on confirmed transmission without an automated failure notice, if sent before 5:00 p.m. recipient local time on a business day, otherwise the next business day.

8.3 Delaware law governs this Agreement, without regard to conflict-of-laws rules. The state and federal courts in Delaware have exclusive jurisdiction over disputes under it. If a provision is unenforceable, the remainder remains effective to the extent the essential bargain can be preserved. Counterparts and electronic signatures are effective as originals.

8.4 For the avoidance of doubt, this Agreement and all rights granted under it relate solely to the Phase I 10 MW Project defined above. No exclusivity, governance, consent, information, distribution, financing, right of first refusal, assignment or other right granted to Party B or the Ark7 Series under this Agreement extends to any Phase II development, subsequent phase, expansion, additional capacity, adjacent development or other future project unless the parties separately agree in writing.

8.5 Each party shall keep confidential non-public information received from the other concerning the Project, the financing and the terms of this Agreement, except that such information may be disclosed to its affiliates, prospective financing sources or investors, customers, contractors, professional advisers and representatives who have a need to know and are subject to customary confidentiality obligations, or as required by applicable law. Neither party shall make a public announcement identifying the other party or disclosing the material economic terms of this transaction without the other party's prior written consent, except as required by law.

8.6 Each party shall bear its own legal, advisory, organizational and other transaction expenses unless otherwise agreed in writing. The Project Company shall bear only Project-level expenses that are included in an approved budget or otherwise approved in accordance with this Agreement.

SIGNATURES

PARTY A TIANXING WANG

Signature: /s/ Tianxing Wang Date: 9/28/2026

Email for notices: carl@vcicompanies.com

PARTY B ARK7 INC.

By: /s/ Yizhen Zhao Name and title: Yizhen Zhao

Date: 9/28/2026 Email for notices: yz@ark7.com

VCI ENERGY INC. JOINING AS PROVIDED ABOVE

By: /s/ Tianxing Wang Name and title: Tianxing Wang CEO

Date: 9/28/2026 Email for notices: carl@vcicompanies.com